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                                  EXHIBIT 99.1
                                FUTURELINK CORP.


         FUTURELINK ANNOUNCES ACQUISITION OF UK-BASED KNS DISTRIBUTION,
                   A LEADING INTERNATIONAL CITRIX DISTRIBUTOR

        Leading North American ASP Becomes Global With Strategic European
                Acquisition That Adds Over 360 Channel Partners

IRVINE, CALIF. AND LONDON, ENGLAND NOV. 16, 1999-- FutureLink Corp. (OTC: FLNK), the leading Application Service Provider (ASP) with the largest installed base of application hosting platforms, today announced the acquisition of UK-based KNS Distribution Limited (KNS), the largest distributor of Citrix products outside of the US, in a transaction worth approximately $44.3 million (27 million pounds). For the fiscal year ended February 28, 1999, KNS' distribution operations had revenues of $14.5 million (8.8 million pounds), and for the six months ended August 31, 1999, KNS' distribution operations recorded revenue of approximately $10.5 million (6.4 million pounds), representing a growth rate in excess of 50 percent over the same period last year

Under the terms of the agreement, KNS will receive $11.9 million (7.25 million pounds) in cash and deferred cash consideration, and $32.4 million (19.75 million pounds) in FutureLink stock in a transaction that is expected to close in late 1999.

The acquisition creates a dominant global force in the rapidly expanding ASP market, coupling FutureLink's vast array of strategic partnerships and relationships with KNS' product know-how and excellent industry reputation. It also establishes FutureLink as one of the largest worldwide ASPs with a significant presence in the US, Canada and now Europe. KNS' positioning in the UK provides an excellent platform for growth throughout Europe and provides a critical link in providing customers truly global ASP hosted services. Current management team will continue in their present roles. Phil Ladouceur will join the KNS Board as chairman.

KNS, Europe's leading distributor of Citrix technology and consulting services, has more than 360 resellers for its product lines, which include remote access, server-based computing solutions and radio Ethernet. The Newbury, Berkshire-based company, with offices in Edinburgh, also offers video conferencing, e-business, training, consultancy and maintenance services and currently employs a technical and professional staff of 44.

The target market for the ASP offering from FutureLink is small and medium-sized companies comprised of 10 to 1,000 employees. The services will be sold exclusively via the KNS channel of 360 active U.K. resellers and a new ASP division will be set up to sell and support the business unit utilizing existing skill sets within KNS and recruiting additional staff. With this acquisition, FutureLink has the first international and largest ASP channel in the world.

"FutureLink is committed to building a world class application hosting platforms organization," said Philip R. Ladouceur, chairman and CEO of FutureLink. "KNS is a key part of that strategy; their technical expertise and superlative business practices made them our first choice for entering the European market."

"Teaming with the top thin-client technology experts at FutureLink is a tremendous technical and business opportunity," said KNS Founder and Chairman, John Bennett. "We're looking forward to expanding our presence in the worldwide market and, as part of FutureLink, growing our already significant presence in Europe."

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ABOUT KNS
KNS Distribution Limited (KNS) is a leading distributor of technology solutions to the United Kingdom. KNS has been the top Citrix distributor in the world, excluding the United States in l996, l997 and l998. KNS has headquarters in Newbury, Berkshire, United Kingdom with offices in Edinburgh, Scotland. KNS has over 360 active resellers for six product lines and employs a professional and technical staff of 44.

ABOUT FUTURELINK
FutureLink, The Computer Utility Company(TM) is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. The company has the largest installed base of application hosting platforms with thousands of customers worldwide.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. The division offers customers an all-inclusive, trouble-free ASP service at a predictable price and provides computing service as transparently and reliably as today's utilities deliver electricity, water and telephone service.

The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

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